Exhibit 5.2

Troutman Pepper Locke LLP 111 Huntington Avenue, 9th Floor Boston, MA 02199-7613

troutman.com

April 21, 2026

XORTX Therapeutics Inc.

3710 – 33rd Street NW

Calgary, Alberta, T2L 2M1

Canada

Re:	XORTX Therapeutics Inc. - Registration Statement on Form F-1 (File No. 333- 290512)

Ladies and Gentlemen:

We have acted as United States counsel to XORTX Therapeutics Inc., a corporation organized under the laws of British Columbia, Canada (the "Company"), in connection with a Registration Statement on Form F-1 (File No. 333- 290512) (the "Registration Statement") filed by the Company with the United States Securities and Exchange Commission (the "Commission") under the United States Securities Act of 1933, as amended (the "Securities Act"), and the related prospectus contained therein (the “Prospectus”). We are rendering this opinion in connection with the filing by the Company of the Registration Statement relating to the offer and sale by the Company of: up to an aggregate of $5,000,000 of (A) common shares, without par value per share (the “Shares”), and/or pre-funded warrants to purchase common shares (the “Pre-Funded Warrants”), and (B) the common shares issuable from time to time upon exercise of the Pre-funded Warrants (the “Pre-Funded Warrant Shares,” and together with the Shares and the Pre-Funded Warrants, the “Securities”), pursuant to a Securities Purchase Agreement, to be entered into by and among the Company and the purchasers identified on the signature pages thereto, substantially in the form filed as an exhibit to the Registration Statement (the “Securities Purchase Agreement”).

This opinion letter is furnished to you for filing with the Commission pursuant to Item 601 of Regulation S-K, promulgated under the Securities Act.

We have examined such documents and have reviewed such questions of law as we have considered necessary or appropriate for the purposes of our opinions set forth below. In rendering our opinions set forth below, we have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures and the conformity to authentic originals of all documents submitted to us as copies. We have also assumed the legal capacity for all purposes relevant hereto of all natural persons and, with respect to all parties to agreements or instruments relevant hereto, that such parties had the requisite power and authority (corporate or otherwise) to execute, deliver and perform such agreements and instruments, that such agreements and instruments have been duly authorized by all requisite action (corporate or otherwise), executed and delivered by such parties and, except to the extent expressly stated in the opinions contained herein, that such agreements and instruments are the valid, binding and enforceable obligations of such parties. As to questions of fact material to our opinions, we have relied upon certificates or comparable documents of officers and other representatives of the Company and of public officials.

XORTX Therapeutics Inc. April 21, 2026 Page 2

Based on the foregoing, and assuming that (i) the Registration Statement and all amendments thereto (including post-effective amendments) is and will continue to be effective under the Securities Act, (ii) the Company is duly incorporated and is validly existing and in good standing under the laws of the jurisdiction of its organization, (iii) the Securities Purchase Agreement and the Pre-Funded Warrants will or have been duly authorized and validly executed and delivered by the Company, (iv) any common shares issuable upon exercise of the Pre-Funded Warrants being offered or sold will or have been be duly authorized, created and, if appropriate, reserved for issuance upon such exercise, and (v) the issuance of the Pre-Funded Warrants and any common shares issuable upon exercise thereof have been or will be done in compliance with all applicable Canadian corporate law, we are of the opinion that the Pre-Funded Warrants, when issued and delivered against payment of the consideration therefor, as contemplated in the Registration Statement and in accordance with the terms of the Securities Purchase Agreement, will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

Our opinions set forth above are subject to the following qualifications and exceptions:

(a)	Our opinions set forth above are subject to the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or similar law relating to or affecting creditors' rights generally (including, without limitation, fraudulent conveyance laws).

(b)	Our opinions set forth above are subject to the effect of general principles of equity, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance or injunctive relief, regardless of whether considered in a proceeding in equity or at law.

(c)	We express no opinion as to the enforceability of (i) provisions that relate to choice of law, forum selection or submission to jurisdiction (including, without limitation, any express or implied waiver of any objection to venue in any court or of any objection that a court is an inconvenient forum), (ii) waivers by the Company of any statutory or constitutional rights or remedies, (iii) terms which excuse any person or entity from liability for, or require the Company to indemnify such person or entity against, such person's or entity's negligence or willful misconduct or (iv) obligations to pay any prepayment premium, default interest rate, early termination fee or other form of liquidated damages, if the payment of such premium, interest rate, fee or damages may be construed as unreasonable in relation to actual damages or disproportionate to actual damages suffered as a result of such prepayment, default or termination.

XORTX Therapeutics Inc. April 21, 2026 Page 3

(d)	We draw your attention to the fact that, under certain circumstances, the enforceability of terms to the effect that provisions may not be waived or modified except in writing may be limited.

Our opinions expressed above are limited to the corporate laws of the State of New York.

Any additional Securities registered in reliance on Rule 462(b) under the Securities Act in connection with the Offering are hereby expressly covered by this opinion. As used in this opinion, the term “Registration Statement” shall include any additional registration statement filed pursuant to Rule 462(b) under the Securities Act in connection with the offering and the term “Prospectus” shall include any prospectus deemed to be included in any such additional registration statement.

We are furnishing this opinion in connection with the filing of the Registration Statement, and hereby consent to the reference to our firm under the headings "Legal Matters" in the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Troutman Pepper Locke LLP

Troutman Pepper Locke LLP